Exhibit 4.3

Nayax Ltd.

(the “Company”)

Date: [●]

To

[●]

Re: Exculpation and Indemnification Letter

Whereas	The Company’s articles of association allow the Company to retroactively and in advance exculpate and indemnify the directors and officers of the Company; and

Whereas	The Company’s competent organs have adopted the resolutions required in accordance with applicable law in order to allow the Company to grant undertakings to retroactively and in advance exculpate and indemnify officers of the Company or officers or employees on behalf of the Company at any Other Corporation (as defined below) for liability or expenses imposed thereon following any action taken in the capacity of officers of the Company or officers or employees on behalf of the Company at any Other Corporation (as defined below), pursuant to the terms set forth in this Exculpation and Indemnification Letter below; and

Whereas	You are serving and/or could serve as an officer of the Company and/or you are serving and/or could serve as an officer and/or be employed on behalf of the Company at any other corporation in which the Company holds securities, whether directly and/or indirectly (hereinafter: “Other Corporation”);

Therefore, the Company irrevocably approves and undertakes towards you, subject to the provisions of applicable law and the provisions of this Exculpation and Indemnification Letter, as follows:

1.	Definitions

In this Exculpation and Indemnification Letter, each of the following terms shall have the meaning appearing beside them, unless explicitly stated otherwise.

“Administrative Enforcement Proceeding”	-	Proceeding under Chapters H3 (imposition of financial sanctions by the Israel Securities Authority), H4 (imposition of administrative enforcement measures by the administrative enforcement committee), or I1 (arrangement for avoiding the initiation of proceedings or termination of proceeding, which are stipulated by conditions) of the Securities Law; proceeding under Article D of Chapter Four in Part Nine of the Companies Law; proceeding under the Increasing Enforcement in the Capital Market (Legislative Amendments) Law, 5771-2011; proceeding under Chapters J, J1 and K1 of the Joint Investments Trust Law, 5754-1994; proceeding under Chapters G1, G2 and H1 of the Practice of Investment Advice, Marketing Investments, and Management of Investment Portfolios Law, 5755-1995; proceeding under Chapter I1 of the Supervision of Financial Services (Insurance) Law, 5741-1981; proceeding under Chapter H of the Supervision of Financial Services (Provident Funds) Law, 5765-2005; proceeding under Chapter G1 of the Restrictive Trade Practices Law, 5748-1988; proceeding under the Increasing Enforcement of Labor Laws Law, 5772-2012; and subject to applicable law, any proceeding similar to those, whatever it shall be referred to, whether under any existing law or if it is to be legislated in the future - in scope, in the cases, and under the circumstances set forth in such law;
“Legal Proceeding” or “Claim”	-	Including civil claims, criminal claims, derivative action, class action, Administrative Enforcement Proceeding, motions for arrangement, and creditor claims;
“Companies Law”	-	The Companies Law, 5759-1999;
“Securities Law”	-	The Securities Law, 5728-1968;
“Action”	-	Including a decision and/or omission, during the tenure of the officer at the Company and/or its service or employment as an employee on behalf of the Company at any Other Corporation.

2.	Interpretation

2.1.	The introduction and annexes to this Exculpation and Indemnification Letter constitute an integral part thereof.

2.2.	Dividing this Exculpation and Indemnification Letter into sections and providing titles to the sections were made for purpose of convenience only, and no significance should be attributed to them when interpreting it.

3.	Indemnification undertaking

Subject to the provisions of applicable law, the provisions of the Company’s articles of association and the provisions of this Exculpation and Indemnification Letter, the Company, by way of irrevocable undertaking, hereby undertakes to indemnify you for any liability or expenses as set forth in Section 4 below, to be imposed on you or incurred by you due to your actions and/or derivatives thereof, in your capacity as an officer of the Company and/or employee or officer on behalf of the Company at any Other Corporation, provided that the indemnification under Section 4.1 below shall be limited to actions directly and/or indirectly related to one and/or more of the types of events set forth in the schedule to this Exculpation and Indemnification Letter (hereinafter: the “Schedule” and “Qualifying Types of Events”) and provided that the maximum indemnification amount under Section 4.1 below shall not exceed the maximum indemnification amount set forth in Section 5 below, for all types of events collectively and for all officers of the Company together.

4.	Causes for indemnification

The indemnification undertaking as set forth in Section 3 above shall apply for any liability or expenses to be imposed on you as set forth below:

4.1.	Pecuniary liability imposed and/or to be imposed on you in favor of another person pursuant to judgement, including judgement handed down in settlement or arbitral award approved by the court.

4.2.	Reasonable litigation costs, including attorney’s fees, which you shall incur due to an investigation or a proceeding conducted against you by an authority authorized to conduct an investigation or proceeding, and which ended without an indictment being filed against you and without imposing pecuniary liability as an alternative to criminal proceedings, or which ended without filing an indictment against you but with imposing pecuniary liability as an alternative to criminal proceedings for an offense which does not require proving mens rea, or in connection with pecuniary sanctions.

In this subsection, “a proceeding that has ended without filing an indictment in the matter for which a criminal investigation was initiated” and “pecuniary liability as an alternative to criminal proceedings” - as defined in Section 260(a)(1a) of the Companies Law.

4.3.	Reasonable litigation costs, including attorney’s fees, which you shall incur or as charged by the court, in proceedings initiated against you by the Company or on its behalf, or by any Other Corporation or any other person, or in a criminal indictment from which you are acquitted, or in a criminal indictment for which you are convicted of an offense which does not require proving mens rea.

In this section, “other person” - including in the event of a claim filed against an officer by way of derivative action.

4.4.	Expenses, including reasonable litigation costs, and including attorney’s fees, incurred in connection with an Administrative Enforcement Proceeding conducted against you.

4.5.	Payment to a party injured from violation as set forth in Section 52BB(a)1(a) of the Securities Law.

4.6.	Any other liability or expense which is indemnifiable or shall from time to time be indemnifiable pursuant to applicable law.

5.	Maximum indemnification amount

5.1.	The indemnification amount that the Company shall pay to all officers in aggregate, according to all indemnification letters that shall be granted to officers of the Company currently holding office or who shall hold office in the future, or who shall serve or be employed on behalf of the Company as officers or employees at Other Corporations, for liability or expenses to be imposed on them pursuant to the provisions of Section 4.1 above, shall not exceed in aggregate an amount equal to 25% of the Company’s effective equity, for each of the officers and for all of them together, for an individual event and in aggregate for all events (hereinafter: the “Maximum Indemnification Amount”).

In this respect, the “Company’s effective equity” means the Company’s equity pursuant to the Company’s most recent audited or reviewed (as applicable) consolidated financial statements, as of the date on which the indemnifiable event occurred.

5.2.	It is hereby clarified that the foregoing payment of the indemnification amount does not prejudice your right to receive insurance payments for the types of events set forth in the Schedule, which are insured by an insurance company, as procured for you by the Company from time to time, if any, in the framework of any directors and officers liability insurance policy of the Company.

5.3.	For the avoidance of doubt, it is clarified that the indemnification amount according to this Exculpation and Indemnification Letter shall apply beyond the amount paid (if paid) in the framework of insurance and/or indemnity of anyone other than the Company, provided that you shall not be paid double compensation for liability or expenses that are indemnifiable as set forth in Sections 3 and 4 above, and subject to the provisions of Section 5.5 below.

5.4.	Should the sum of all indemnification amounts the Company is required to pay for a cause under Section 4.1 above, plus the sum of all indemnification amounts that the Company has paid until such date for cause under Section 4.1 above according to the indemnification letters it has granted, exceed the Maximum Indemnification Amount or the balance of the Maximum Indemnification Amount (if any at such time), then the Maximum Indemnification Amount or its balance, as applicable, shall be divided between the officers who shall be entitled to indemnification for demands submitted to the Company for cause under Section 4.1 according to the indemnification letters and not paid until such date (hereinafter: the “Entitled Officers”), so that the indemnification amount for such cause actually received by each Entitled Officer shall be calculated according to the ratio between the indemnification amount for such cause that each of the Entitled Officers is entitled to, and the indemnification amount for such cause that all Entitled Officers are entitled to on such date in aggregate for such demands, had it not been for the Maximum Indemnification Amount restriction.

5.5.	Should you receive indemnification or be entitled to receive indemnification from the insurer of the insurance policy for the event subject of indemnification, the indemnification shall be granted in the amount of the difference between the amount of pecuniary liability imposed on you and legal costs, and the amount received from the insurer for such matter, provided that with respect to indemnification for cause under Section 4.1 above, the indemnification amount that the Company has undertaken shall not exceed the Maximum Indemnification Amount.

5.6.	Interim payments

5.6.1.	Upon the occurrence of the event for which you may be entitled to indemnification under this Exculpation and Indemnification Letter, the Company shall from time to time provide you with the funds required for covering expenses and other payments related to handling such legal proceeding, including investigation proceedings, so that you shall not be required to pay them or fund them yourself, all subject to the terms and provisions set forth in this Exculpation and Indemnification Letter.

5.6.2.	In the framework of the foregoing undertaking, the Company shall also provide security interests as required or guarantees you shall be required to provide pursuant to an interim decision of the court (in a proceeding that is not a criminal proceeding) or of an arbitrator (hereinafter: the “Security Interests”), including for purpose of replacing liens to be imposed on your assets, provided the total pending Security Interests, including forfeited Security Interests, plus amounts that you have received or shall receive pursuant to this Exculpation and Indemnification Letter for a cause as set forth in Section 4.1 above, shall not exceed the Maximum Indemnification Amount.

5.7.	Conditions for indemnification

Without derogating from the foregoing, the indemnification undertaking under this Exculpation and Indemnification Letter is also subject to the following conditions:

5.7.1.	Indemnification notice

You must inform the Company in writing of any legal proceeding initiated against you or of any written warning or written threat you receive, whereby such proceeding is to be initiated against you in connection with any event for which indemnification could apply (hereinafter, jointly and severally: “Legal Proceeding”), and of circumstances that you have become aware of, which could lead to a Legal Proceeding being initiated against you, within a reasonable time after you first became aware of such, and on a date leaving reasonable time until the date on which such proceeding must be responded to, as required under applicable law (hereinafter: the “Indemnification Notice”). Similarly, you must forthwith provide the Company, or to whoever it shall instruct you to deliver, any document you shall receive in connection with such proceeding.

5.7.2.	Handling defense

5.7.2.1.	Provided that such does stand in contrast to the relevant provisions of law or the terms of the officers liability insurance policy procured by the Company, the Company shall be entitled to assume your defense in a Legal Proceeding and/or to transfer such to any attorney selected by the Company for such purpose, and notice of his/her identity shall be delivered to you in advance.

5.7.2.2.	The Company and/or such attorney shall provide you with ongoing updates on the progress of the proceeding and shall consult you with respect to its conduct. The attorney thus appointed shall be bound by fiduciary duties to the Company and to you.

5.7.2.3.	Should the Company, within 10 days from the date the Company received the Indemnification Notice, not assume your defense in such Legal Proceeding and/or should you object to representation by the Company’s attorney on reasonable grounds or for concern of a conflict of interests between you and the Company and/or between you and another officer of the Company, you shall be permitted to transfer your representation to an attorney of your choice, whose details you shall provide to the Company in advance, and the provisions of this Exculpation and Indemnification Letter shall apply to the reasonable expenses that you shall bear for such attorney appointment and his/her handling of the defense. Should the Company not approve the fees of the attorney of your choice, after it examined its reasonableness, you and the Company shall appoint an agreed arbiter (and if you failed to agree on an agreed arbiter, the arbiter shall be whoever was selected as such by the Chairman of the Tel Aviv District of the Israel Bar Association), whose decision in this regard shall be final. Should the attorney’s fee of your attorney of choice be approved only in part, you may receive such approved amount from the Company, and you shall bear the attorney’s fee balance at your own expense.

Notwithstanding anything set forth in this section, should the Company’s directors and officers insurance policy apply to such matter, the officers and Company shall act pursuant to the provisions of the policy with respect to any disagreements with the insurer regarding the identity of representing counsel, should the provisions of the policy require such, whereby transferring the matter to the other representing counsel shall not allow the insurer to be released of its duty pursuant to the policy or to reduce it in any way.

5.7.2.4.	The Company shall not be entitled to bring the disagreement regarding the aforementioned Legal Proceeding to decision by way of arbitration or mediation, except with your prior written consent, and provided you shall not refuse to grant your consent thereto other than on reasonable grounds to be presented to the Company in writing. For the avoidance of doubt it is hereby clarified that even if the disagreement regarding the Legal Proceeding is transferred to arbitration or mediation or otherwise, the Company shall bear the costs related thereto in the framework of the expenses of this Exculpation and Indemnification Letter.

5.7.2.5.	The Company shall not be entitled to bring the Legal Proceeding to an end by way of settlement and/or arrangement and/or consent to compromise and/or arrangement, as a result of which you shall be required to pay amounts that are not indemnifiable under this Exculpation and Indemnification Letter, and which shall not be paid in the framework of officers liability insurance procured and/or to be procured by the Company, except with your prior written consent to the settlement to be reached.

5.7.2.6.	Subject to the provisions of Section 5.7.2.5 above, the Company (and/or an attorney appointed by the Company as foregoing, with the Company’s approval), shall be entitled to reach a financial arrangement with a plaintiff in a civil proceeding without your consent, provided such shall not constitute admission with respect to the existence of any events that are non-indemnifiable pursuant to this Indemnification Letter. In addition, the Company and/or such attorney, shall not be entitled, in the framework of a criminal proceeding, to admit to any of the charges on your behalf or agree to a plea bargain, except with your consent.

5.7.3.	Cooperation with the Company

Subject to the provisions of Section 5.7.2 above.

5.7.3.1.	Per the Company’s request, you shall sign any document that shall authorize it and/or any such attorney, to assume defense in a Legal Proceeding on your behalf and to represent you with respect to such, pursuant to the foregoing.

5.7.3.2.	You shall cooperate with the Company and/or with any attorney as set forth above, in any reasonable manner that any of them may ask of you while handling such Legal Proceeding, and you shall fulfill all instructions of the insurers pursuant to any officers liability policy procured by the Company in connection with defense against a Legal Proceeding, provided the Company shall make sure to cover all of your expenses involved therein, whereby you shall not be required to pay or finance them yourself, and all subject to the provisions of this Exculpation and Indemnification Letter.

5.7.4.	Liability coverage

Whether or not the Company shall act pursuant to Section 5.7.2 above, it shall make sure to cover all other expenses and payments set forth in Section 4 above so that you shall not be required to pay or finance them yourself, all subject to the provisions of this Section 5.

5.7.5.	Non-applicability of indemnification

5.7.5.1.	Indemnification in connection with any Legal Proceeding against you, as set forth in this Exculpation and Indemnification Letter, shall not apply with respect to any amount due from you to the plaintiff pursuant to settlement or arbitration, unless the Company shall consent in writing and in advance to such settlement or to conducting such arbitration, as applicable, however the Company shall not refrain from granting its consent as foregoing other than on reasonable grounds to be detailed.

5.7.5.2.	Similarly, indemnification shall not apply in case you admit to a criminal charge for an offense that does not require proving mens rea, unless your admission was approved by the Company in advance and in writing, and provided such indemnification is permissible under applicable law. The Company shall not refrain from granting its approval as foregoing, other than on reasonable grounds to be detailed.

5.7.6.	Non-applicability of indemnification in events of indemnity and/or insurance from another party

The Company shall not be required to pay amounts under this Exculpation and Indemnification Letter for any event, if such amounts were actually paid to you or on your behalf or in your stead in any way whatsoever pursuant to an insurance policy or any indemnity undertaking of anyone other than the Company. For the avoidance of doubt, it is clarified that the indemnification amount according to this Exculpation and Indemnification Letter shall apply beyond (and in addition) to any amount paid (if paid) pursuant to an insurance and/or indemnity as foregoing. This section does not derogate from the officer’s rights with respect to the Company bearing the deductibles set forth in the policy and/or the transfer of insurance payments received by the Company from insurers for the officer’s liability and/or legal expenses that it incurred.

5.7.7.	Payment of indemnification

Upon receiving your payment request with respect to any event under this Exculpation and Indemnification Letter, the Company shall take any action required under law for payment thereof, and it shall act to arrange any approval to be required in connection therewith, if any.

5.7.8.	With respect to the Company’s indemnification undertaking for any Action taken in the capacity of being an employee or officer on behalf of the Company at any Other Corporation (hereinafter: the “Liable Corporation”) the following provisions shall also apply:

5.7.8.1.	The Company shall not be required to pay amounts under this Exculpation and Indemnification Letter that you shall be entitled to receive and actually receive from the Liable Corporation pursuant to an insurance policy procured by the Liable Corporation, and/or pursuant to an advanced indemnity undertaking or according to an indemnity permit granted by the Liable Corporation.

5.7.8.2.	Should your request to receive indemnification and/or insurance coverage for an Action taken in the capacity of your position at the Liable Corporation that could be indemnifiable pursuant to this Exculpation and Indemnification Letter, be rejected by the Liable Corporation or by the insurance company of the Liable Corporation, as applicable, the Company shall, pursuant to this Exculpation and Indemnification Letter, pay you the amounts that you shall be entitled to under this Exculpation and Indemnification Letter, should you be entitled to such amounts, and you shall assign to the Company your rights to receive amounts from the Liable Corporation and/or under the Liable Corporation’s insurance policy, and you shall authorize the Company to collect such amounts on your behalf, insofar as such consent shall be required for fulfilling the provisions of this section. In this respect you undertake to sign any document to be required by the Company for purpose of assigning your foregoing rights and the Company’s consent to collect such amounts on your behalf.

5.7.8.3.	For the avoidance of doubt it is clarified that this Exculpation and Indemnification Letter does not grant the Liable Corporation and/or any other third party any rights towards the Company, including, but without derogating from the generality of the foregoing, a right to any claim and/or demand payment from the Company as participation in indemnification and/or insurance coverage that the Liable Corporation shall grant to you for an Action taken within the capacity of your position at the Liable Corporation.

6.	Reservations to the indemnification

Notwithstanding the foregoing, the Company shall not indemnify you for liability or financial expenses imposed on you for any of the following:

6.1.	Breach of fiduciary duty towards the Company, unless you acted in good faith and had reasonable grounds to believe that the act shall not harm the Company.

6.2.	Intentional or reckless breach of duty of care, unless only negligently.

6.3.	An act with the intention to illegally derive personal profit.

6.4.	Fine, civil fine, pecuniary sanction or forfeit imposed on you.

6.5.	An administrative enforcement proceeding conducted against you (but subject to the provisions of Sections 4.4 and 4.5 above).

6.6.	A counterclaim that the Company shall file against you (following a Claim that you shall file against the Company).

The foregoing reservations in this section, save for the reservation in Section 6.6 above, shall apply unless indemnification or insurance shall be permitted for any of the aforementioned instances, all or part thereof, under applicable law or pursuant to the instruction of a competent authority.

7.	Repayment of indemnification amounts

Should the Company pay amounts to you or in your stead under this Exculpation and Indemnification Letter in connection with a Legal Proceeding, and thereafter:

7.

7.1.	The obligation for which the amount was paid was cancelled or the amount of which was reduced for any reason - you shall assign to the Company all of your rights to restitution of the amount from the plaintiff in the proceeding, and you shall do whatever is necessary for such assignment to be valid and for the Company to be able to realize it, and once you have done so, you shall be released from repaying the amount to the Company with respect to which the right of restitution was assigned to the Company. Should you fail to do so, you shall be required to repay to the Company the amount or part thereof, as applicable, plus linkage differentials and interest at rates and for the period as you are entitled to repayment from the plaintiff.

7.2.	Should it be ruled by peremptory judgment that you are not entitled to indemnification from the Company for such amounts - the amounts shall be deemed a loan provided to you by the Company, which shall bear interest at the minimum rate determined from time to time under applicable law so that it does not constitute a taxable benefit for the recipient of the loan, and you shall be required to repay such amounts to the Company upon being requested to do so in writing by the Company, and to do so according to a payment arrangement that the Company shall determine.

8.	Exculpation

8.1.	Being an officer, the Company hereby exculpates you, to the extent permissible under law, from any liability towards it, for any damage caused to it by you in your capacity as an officer of the Company and/or officer or employee on behalf of the Company in any Other Corporation, due to breach of the duty of care.

8.2.	Notwithstanding the foregoing, the Company does not exculpate you from liability for damage due to breach of the duty of care in distribution (as defined in the Companies Law) and/or for any “counterclaim” of the Company against you in response to your claim against the Company, except if your claim is for exercising protective rights in labor law stemming from applicable law and/or the personal employment agreement between you and the Company.

8.3.	Notwithstanding anything set forth in this Section 8 above, the exculpation granted as set forth in this Section 8 shall not apply with respect to a decision or transactions in which the Company’s controlling shareholder or any officer of the Company has a personal interest.

9.	Period of indemnification and exculpation

The Company’s undertakings under this Exculpation and Indemnification Letter shall inure in your favor also after the end of your service as officer of the Company and/or following the end of your employment or service at any Other Corporation on behalf of the Company, provided the Actions for which the exculpation from liability and/or undertaking for indemnification were granted, were made during the period of your service as an officer of the Company and/or during your service as an officer and/or employment at any Other Corporation on behalf of the Company, irrespective of the date on which the event for which you are entitled to indemnification and/or exculpation under this Exculpation and Indemnification Letter was discovered. The Company’s aforementioned undertakings shall also inure in favor of your estate, heirs, and your other lawful substitutes, and it shall not be cancelled or changed other than in your favor.

The Company may, at its sole discretion and at any time, cancel its undertaking for indemnification and exculpation under this Letter, or reduce the Maximum Indemnification Amount thereunder, or limit the events to which it applies, whether with respect to all officers or with respect to part thereof, if the cancellation, reduction, or limitation refers to events that shall only apply after the change date - and provided the officer was given prior notice of its intention, in writing, at least 30 days before the date on which its decision would take effect. For the avoidance of any doubt, it is hereby clarified that any such decision, which may worsen the terms of this Letter or nullify them, shall not have retroactive applicability of any kind whatsoever, and the Exculpation and Indemnification Letter before its change or cancellation, as applicable, shall continue to apply and be in effect for all intents and purposes with respect to any event that occurred prior to the change or cancellation, even if the proceeding for which it was filed against the officer, after the indemnification letter’s change or cancellation.

10.	Miscellaneous

10.1.	This Exculpation and Indemnification Letter is subject to applicable law and to the Company’s incorporation documents, as in effect from time to time.

10.2.	The Company’s undertakings under this Exculpation and Indemnification Letter shall be interpreted broadly and in a manner meant to fulfill them, to the extent permissible under law, for their intended purpose. In the event of a contradiction between any provision in this Exculpation and Indemnification Letter and a provision of law that cannot be stipulated, changed, or added to, such provision of law shall prevail, but this shall not prejudice or derogate from the validity of the other provisions in this Exculpation and Indemnification Letter.

10.3.	This Exculpation and Indemnification Letter does not restrict the Company or prevent it from increasing the Maximum Indemnification Amount, whether due to the insurance amount under the officers liability insurance being reduced, or due to the Company being unable to procure officers insurance that would cover the events subject of the Indemnification Letter at reasonable terms, or for any other reason, provided such decision shall be made in ways set forth under applicable law.

10.4.	No waiver, delay, avoidance of taking Action or granting an extension by the Company or by you, shall under any circumstances be interpreted as a waiver, and shall not prejudice your and/or the Company’s rights and obligations under this Exculpation and Indemnification Letter and under applicable law, and they shall not prevent the Company or you from taking any legal or other Action required for purpose of exercising such rights.

10.5.	For the avoidance of doubt it is hereby clarified that the indemnification undertaking under this Letter does not derogate from the Company’s right to retroactively or in advance decide on any additional indemnifications and/or to expand any existing indemnification for any reason, all subject to obtaining approvals as required under applicable law.

10.6.	This Exculpation and Indemnification Letter constitutes a contract in favor of a third party, including in favor of any insurer, and cannot be assigned, and no third party, including any insurer, shall have a right to demand the Company’s participation in a payment that it is charged with under the agreement executed therewith, except for the deductibles set forth in such agreement.

11.	This Exculpation and Indemnification Letter shall also apply for the benefit of a substitute director.

12.	Israeli law shall govern this Exculpation and Indemnification Letter, and the court in Tel Aviv-Yafo is conferred exclusive jurisdiction to hear disputes arising from the application of this Exculpation and Indemnification Letter.

13.	The Schedule to this Exculpation and Indemnification Letter constitutes an integral part thereof.

14.	This Exculpation and Indemnification Letter shall take effect upon your signing a copy thereof at the place designated therefor and delivery thereof to the Company.

15.	This Exculpation and Indemnification Letter terminates and fully replaces any exculpation and/or indemnification letter granted to you by the Company in the past (if any) or which the Company approved to grant to you in the past, and you shall have no demand and/or argument in this regard.

In witness whereof the Company has signed:

________________________

Nayax Ltd.

I confirm receipt of this Exculpation and Indemnification Letter and confirm my consent to all of its terms:

Officer’s signature	Date

Schedule

Qualifying Events
1.	Offer, issue and buyback of securities by the Company and/or by a subsidiary, and/or by a corporation controlled by the Company or any other corporation, in which the Company directly or indirectly holds shares or rights, or in which the Company has an interest (hereinafter jointly in this Schedule - the “Company”) or by shareholders of the Company, including, but without derogating from the generality of the foregoing, an offer of securities to the public pursuant to a prospectus or in any other way, private placement, or offer of securities in any other way, or an issue of bonus shares or implementing a tender offer or secondary offering (including an offer of securities that was ultimately not performed), in Israel and/or outside of Israel, and other actions with respect to securities.
2.	An event related to or deriving from the Company being a public company or a reporting corporation, as such terms are defined in the Companies Law, or that emerges from the fact that its shares or other securities were offered to the public or deriving from its shares or securities being traded on the stock exchange in Israel and/or outside of it.
3.	Transferring information required or permitted to be transferred by law to intersected parties in the Company.
4.	Any act or omission in connection with matters in the area of environmental protection and/or in the area of planning and construction, including any legal or administrative proceeding, whether in Israel or outside of Israel, in matters directly or indirectly related to, inter alia, environmental protection or the provisions of law, procedures or standards, as these are applied in Israel or outside of Israel, with respect to environmental protection, and that pertain to, inter alia, contamination, health protection, manufacturing processes, distribution, use, handling, storing, and transportation of hazardous materials including due to personal injury, damage to property and environmental damages.
5.	Any claim or demand filed with respect to the appointment or motion for appointment of a receiver to the Company's assets or with respect to a liquidation motion against the Company or with respect to any proceeding for purpose of settlement or arrangement with creditors of the Company.
6.	Class actions or derivative actions with respect to the Company and its activities.

7.	Acts and/or omissions in connection with requesting and/or receiving and/or renewing licenses and/or approvals and/or permits that are required for the Company's activities and business, or that caused their non-renewal or denial and/or the Company not complying with them or with the standards and/or the guidelines and/or the requirements and/or the procedures of a competent authority by virtue of laws and/or orders and/or regulations which are relevant to the Company's activities and businesses, including, but without derogating from the generality of the foregoing, approval and/or exemptions pertaining to financial services, business licensing, databases, licenses to engage in clearing and payment business, all whether in Israel or outside Israel.
8.	Anything directly or indirectly related to managing the Company’s investment portfolio and/or its bank accounts, including deposits in foreign currency, securities, loans and credit facilities, charge cards, bank guarantees, letters of credit, investment consulting agreements, including with portfolio managers, hedging transactions, options, future contracts etc.
9.	Actions related to submitting bids to tenders and/or franchises and/or licenses, of any kind.
10.	Any action in violation of the Company’s incorporation documents.
11.	Any claim and/or demand submitted by a customer, supplier, contractor, subcontractor and/or any other third party conducting business with the Company, and/or any claim and/or demand that was submitted against the officer by any person and/or corporation and/or entity and/or authority acting pursuant to law.
12.	Any action and/or resolution and any claim and/or demand submitted by employees, consultants, agents, independent contractors, customers, distributors, marketers, suppliers and service providers, other individuals and/or entities employed by and/or providing services to the Company, in connection with compensation that they owe them or damages and/or liabilities that they sustained in connection with their employment by the Company or their engagement with the Company, also including events related to the terms of employment of employees and employment relationships, including but not limited to, negotiations, communication and execution of individual employment contracts, working and employment conditions, employee benefits, granting securities, promotions, handling pension arrangements, savings and insurance funds and other benefits and events related to occupational safety and work injuries, whether such events caused a personal injury or damage to property.

13.	Any action in connection with the Company’s activity or an omission attributed to the Company, or respectively to its employees, agents, or other people acting or asserting to be acting on behalf of the Company or by virtue of the officer’s role, which caused bodily damage, sickness, death and/or damage to property, including loss of use thereof.
14.	Any claim and/or demand with respect to nondisclosure or failure to provide any kind of information at the time required, pursuant to law in Israel or foreign law, or according to rules or guidelines customary in institutions in Israel or outside of Israel, and/or in connection with false and/or inadequate disclosure of such information, to third parties including the tax authorities, including income tax, value added tax, customs, property tax authorities, Israel Securities Authority, Tel Aviv Stock Exchange, the Company’s shareholders, National Insurance, investments center, Israeli Innovation Authority, the Authority for Investment and Development of the Industry and Economy at the Ministry of Economy and Industry, local authorities, the Ministry of Environmental Protection, the Electricity Authority and any governmental or institutional entity and/or professional or other association, and corresponding and/or similar entities outside of Israel, all insofar as the indemnification for such is permitted under law. Similarly, events arising from or related to adequate disclosure and/or information provided or not provided by the Company to third parties in connection with securities, financial assets, deposits or any other information related to its activity, insofar as the indemnification for such is permitted under law.
15.	Any proceeding (including a claim or demand) with respect to intellectual property rights of the Company, registration, enforcement and protection thereof, and/or with respect to any infringement committed or asserted of intellectual property rights and/or with respect to abuse by act and/or omission of intellectual property of a third party by the Company or anyone on its behalf.
16.	Any claim and/or demand filed by a lender or creditor of the Company in connection with amounts lent by it and/or debts and/or obligations of the Company towards it.
17.	Any claim and/or demand submitted by a third party that suffers from bodily injury and/or damage to a business and/or personal asset, including loss of use thereof during any act and/or omission that are attributable to the Company, its employees, it officers, managers, agents and/or other people acting and/or claiming to be acting on behalf of the Company.

18.	Any claim and/or demand submitted directly or indirectly in connection with a complete or partial act or omission of the Company and/or its officers, manages and/or Company employees, with respect to payment, reporting thereof or documentation, of one of the state authorities, foreign authority, municipal authority and/or any other payment required under the laws of the State of Israel or the laws of a different country, including income tax payments, sales tax, betterment tax, transfer tax, excise, value added tax, stamp tax, customs, national insurance, salaries and/or delay to employee salaries and/or other delays, including any kind of interest and additional costs for linkage.
19.	Any action opposite government institutions, including tax authorities in Israel and outside of Israel.
20.	Any claim and/or demand submitted by purchasers, owners, lessors and/or other holders of assets or products of the Company, for damages and/or losses related to the use of any such assets or products.
21.	Any administrative, public, or legal action, injunctions, judgements, claims, demands, claim letters, guidelines, arguments, pledges, foreclosures, investigation proceedings and/or notices of non-compliance and/or violations of an action of an Israeli or foreign government authority and/or other entities claiming potential responsibility and/or liability (including for enforcement expenses, investigations, responses of government authorities and/or fines or contributions, indemnification, recuperation payments, compensation) as a result of such and/or for failure to comply with the provisions of a law, regulation, injunction, ordinance, rule, custom, provision, license, guideline, policy and/or judgement by the Company and/or officers of the Company, in the framework of their role in the Company, whether in Israel or outside of Israel (including and not only in connection with its compliance with state trade agreements, tax payments, import licenses, regulatory approvals, international financial cooperation agreements and labor and employment laws applicable in the foreign country), whether in Israel or outside of Israel (including for an administrative enforcement proceeding, insofar as the indemnification for such is permitted under law).
22.	Any legal proceeding, whether in Israel or outside of Israel, and any action in connection with the Company in matters directly or indirectly related to the issuance of licenses and permits and/or the Control of Financial Services (Regulated Financial Services) Law, 5776-2016, and/or with injunctions and/or regulations and/or rules enacted thereunder, and/or approvals and/or permits issued thereunder, including restrictive trade arrangements, mergers, and monopolies.
23.	Any legal proceeding, whether in Israel or outside of Israel, and any action in connection with the Company in matters directly or indirectly related to the issuance of licenses and permits and/or the Restrictive Trade Practice Law, 5748-1988, and/or with injunctions and/or regulations and/or rules enacted thereunder, and/or approvals and/or permits issued thereunder, including restrictive trade arrangements, mergers, and monopolies.

24.	Any claim and/or demand referring to a structural change of the Company or its reorganization, including but without derogating from the generality of the foregoing, a merger, split, arrangement pursuant to the Companies Law or under the Insolvency and Economic Rehabilitation Law, 5778-2018, allocation, distribution, changes in the Company’s share capital, establishment of subsidiaries, the liquidation or sale thereof to third parties (as such terms are defined in the Companies Law).
25.	Any claim and/or demand relating to a decision and/or action on the part of the Company and/or an officer in the framework of its role in the Company, whether during the ordinary course of business or not during the ordinary course of business of the Company, after having conducted the examination and consultations appropriate for the type of decision and/or action of such type, including decisions of the board of directors or of one of its committees.
26.	Participation and/or non-participation at meetings of the Company’s board of directors, expressing an opinion and/or voting and/or abstaining from voting in good faith at meetings of the Company’s board of directors.
27.	Any claim and/or demand referring to an expression, statement, including expression of position or opinion and/or voting in a general meeting of the Company or of other corporations and/or in other organs of the Company or of other corporations, performed by the officer in the framework of fulfilling his/her role in the Company, including any claim or demand submitted by any person with respect to defamation and/or the Protection of Privacy Law, 5741-1981, and/or injunctions and/or regulations thereunder.
28.	Issue of securities, including, and without derogating from the generality of the foregoing, past or future offerings of securities by the Company to the public and/or not to the public, including a secondary offering (meaning any claim and/or demand with respect to an opinion of the Company’s board of directors to offerees in a purchase offering, regarding the feasibility of an extraordinary purchase offering pursuant to Section 329 of the Companies Law, or refraining from issuing such an opinion) and other proceedings, according to prospectuses or other documents, and in connection with other actions related to the Company’s share capital.
29.	Events arising from or related to the Company's holdings, whether itself or as a trustee, in various corporations, including with respect to the manner of voting at the general meetings of such corporations.
30.	Events related to investments by the Company in any corporations (including investments that were ultimately not carried out), before, during, and after the investment, over the course of the engagement, signature, development and follow up, including actions taken on behalf of the Company as a director, officer, employee or observer in the board of directors of the corporation that is being invested in.

31.	Transactions or actions of the Company, as defined in Section 1 of the Companies Law (and an action directly or indirectly involved in such transactions and actions), including their execution, cancelation and/or actions or transactions that the Company shall avoid taking, negotiations for entering into a transaction, due diligence (including failure to conduct such) transfer, sale, lease, rent, pledge or purchase of assets or undertakings, including securities or rights or granting or receiving a right in any of them, including a purchase offer of any type or merger of the Company with another entity, receiving credit and providing security interests, investing in securities of various corporations and/or obtaining rights in various corporations, cooperation agreements, ventures and management agreements, and other transactions in securities issued and/or to be issued by the Company, all whether or not the Company is a party to them, and whether the transactions and/or actions as foregoing are completed or not completed for any reason.
32.	Any act or omission with respect to procuring and/or activating and/or handling insurance arrangements and/or risk management, and any matter related to negotiations regarding insurance agreements, engagements in insurance agreements, insurance policy terms and activating the insurance policies.
33.	Any act or omission related to distribution, as this term is defined in the Companies Law, including the purchase of Company shares, provided that the indemnification for such action is not in breach of any law, and any claim or demand in connection with the distribution of dividends to the shareholders of the Company.
34.	Any act that materially impacted or could have materially impacted the Company's profitability, assets, rights or obligations.

35.	Any act or omission in connection with information, representations, assessments, opinions, financial statements, reports, or notices and requests for approval (and their underlying actions), which are submitted to the various competent authorities, including judicial and administrative authorities and regulatory entities, by the Company and/or in connection with the Company and its activity (even if they are not submitted by the Company itself) (including refraining from submitting a report or notice as foregoing) under applicable law, including but without derogating from the generality of the foregoing, the Companies Law or Securities Law, including regulations enacted thereunder, or pursuant to rules or guidelines customary at the stock exchange in Israel or outside of Israel, or pursuant to guidelines of a competent authority, including and without derogating from the generality of the foregoing, the Israel Securities Authority, Competition Authority, Income Tax Authority, Registrar of Databases, Registrar of Companies, Registrar of Trademarks, Registrar of Pledges, Land Registration, the Tel Aviv Stock Exchange Ltd., the Supervisor of the Capital Market, Insurance and Savings at the Ministry of Finance, the Supervisor of Banks, local authorities, other competent authorities in the area of communication, energy, zoning and construction, etc., whether in Israel or in other countries around the world, or pursuant to the provisions of the tax laws applicable to the Company, and a claim or demand with respect to the nondisclosure or failure to provide a type of information on the date required under law.
36.	Any action that the Company shall take in the areas of the transactions that it is executing, its holdings, its investments, trade, development, finances, financial management, procuring financing, marketing, and the Company’s other activity or which shall be permitted under law.
37.	Any actions or omission with respect to the formulation of a business plan, creating work plans, including tenders, pricing, marketing, distribution, guidelines for employees, customers, agents, and suppliers and any cooperation, policies of the Company and its procedures; taking actions following or in accordance with the Company's policies, procedures and practices customary in it, whether they were published or not.
38.	Any undertaking arising in connection with any products and services that were developed, distributed, sold, granted, bequeathed or marketed by the Company, and any action related to the distribution, sale, granting a license or use of such products.
39.	Decisions and/or actions pertaining to the Consumer Protection Law, 5741-1981, and/or injunctions and/or regulations thereunder, and decisions and/or actions pertaining to laws and/or regulations and/or injunctions and/or rules and/or guidelines of competent authorities regarding product liability, including and without derogating from the generality of the foregoing, the Defective Products Liability Law, 5740-1980, and statutes and supervision in the area of consumer health, and decisions and/or actions pertaining to Supervision over Prices of Goods and Services Law, 5756-1996, and/or injunctions and/or regulations thereunder.
40.	Anything related to the preparation and/or approval and/or reporting of financial statements, including actions or omissions pertaining to the adoption of financial reporting standards (including the International Financial Reporting Standards - IFRS) preparing and signing the financial statements of the Company (consolidated or separate, as applicable), and with respect to the preparation and/or approval of board of directors' report and/or business plans and forecasts, and/or giving an assessment regarding the effectiveness of the internal audit in the Company and regarding other matters, included in the financial statements and in statements of the board of directors, as well as issuing statements that refer to the financial statements.

41.	The breach of the provisions of any agreement that the Company is a party to, whether it was actually committed or whether it was claimed to have been committed.
42.	Any act or omission with respect to voting rights in the Company.
43.	Any action pertaining to the tax liability of the Company and/or its shareholders.
44.	Any action or decision directly or indirectly related to the Company’s trade relations and/or to the Company’s business, including to its employees, external contractors, customers, suppliers, franchisees, consultants, tenants, and service providers, or any third party that directly or indirectly conducts any type of business with the Company, and including negotiations, the execution and performance and/or non-performance of contracts with all these, in Israel and outside of Israel.
45.	Any claim or demand in connection with events related to agreements for providing services, including agreements for the provision of personnel services, management and consulting services, for transferring ownership over land, lease of land and rights to use land, loan agreements and an agreement for purchasing general services, which the Company is a party to.
46.	Acts related to management or consulting service, or other services granted by the Company, whether to its subsidiaries or other related companies, or to any third party.
47.	Decisions and/or actions pertaining to the Equal Rights for People with Disabilities Law, 5758-1998, and/or injunctions and/or regulations thereunder and/or guidelines of competent authorities (including the Commission for Equal Rights for People with Disabilities).
48.	Events (including any claim and/or demand) directly or indirectly related to an act and/or omission with respect to the provisions of the General Data Protection Regulation (GDPR) and/or the provisions of the California Consumer Privacy Act (CCPA) and/or the provisions of any similar law in any territory where the Company is active in.
49.	Events (including any claim and/or demand) directly or indirectly related to an act and/or omission, which include a lack of compliance and/or breach of the Anti-Money Laundering Law, 5760-2000, and/or injunctions and/or regulations and/or rules enacted thereunder and/or approvals and/or permits issued thereunder, and/or provisions of any similar law in any territory where the Company is active.

50.	Any claim and/or demand, which refer to the types of events set forth above, in connection with the tenure of the officer at the Company, at subsidiaries and/or related companies of the Company and/or at a different corporation, whether in the capacity of his/her role as officer and/or as an employee of one of these companies.

Any provision in this Schedule referring to performance of a certain act, shall be interpreted as also referring to nonperformance thereof or refraining for performance of such act.